                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of U.S. Restaurant Properties, Inc. and subsidiaries on Form S-3 of our report dated March 30, 2000 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for contingent rents to conform to the consensus reached by the Emerging Issues Task Force in Issue 98-9 on May 21, 1998) appearing in the Annual Report on Form 10-K of U.S. Restaurant Properties, Inc. for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP



Dallas, Texas
January 30, 2001